Exhibit 10.2

[DATE]

[ADDRESSEE]

Re:          Employment Terms and Conditions – [POSITION]

Dear [NAME]:

You are currently [a party to an [Employment Agreement](1) with Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”) dated [                        ] (the “Employment Agreement”)] OR [employed by the Company pursuant to an offer letter, dated [                              ] (the “Offer Letter”)].  In consideration of the benefits described in this letter (this “Employment Letter”) to which you are not otherwise entitled, you hereby agree to waive any and all rights that you have under and with respect to the [Employment Agreement OR Offer Letter] and understand and agree that from and after the date of this Employment Letter, you shall have no further rights under or with respect to the [Employment Agreement OR Offer Letter] and it shall be terminated in all respects.  You will retain your position as [TITLE] and your annual salary (the “Base Salary”) will remain at the same level as in effect immediately prior to the date of this letter.  In addition to the foregoing and, in summary, your compensation and benefits as of the date of this Employment Letter will be:

•                  Participation in the Company’s 2011 Long Term Incentive Program (“LTIP”), subject to the approval and discretion of the Company’s Board of Directors and the other terms and conditions of the LTIP and any award agreement to be entered into thereunder;

•                  Participation in the Company’s Short Term Incentive Program (the “STIP”), in a “target” amount of up to [XX%] of the Base Salary upon the achievement of Company and personal goals specified each year and subject to the other terms and conditions of the STIP;

•                  [[NUMBER OF WEEKS] weeks vacation per year, in accordance with the Company’s benefits policy; [NUMBER OF DAYS] days sick leave annually, after one (1) month introductory period and in accordance with the Company’s benefits policy; eleven (11) paid holidays per year in accordance with the Company’s benefits policy;] OR [Participation in the Company’s No Tracking Vacation Program]

•                  Option to participate or to continue to participate in the Company’s 401(k) Plan, in accordance with such plan; Currently the Company provides matching contributions of 6% of W-2 income, which amount may be amended from time to time in accordance with the terms of the 401(k) Plan;

•                  Option to participate or to continue to participate in the Company’s health insurance plans upon your election subject to the terms and conditions of the plans.

•                  Option to participate or to continue to participate in the Company’s flexible benefit plan (Section 125 Plan); and

•                  Participation in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) as a Tier [#] Executive (as such term is defined in the Severance Plan).

The Company may modify compensation and benefits from time to time as it deems necessary in accordance with the terms and conditions of the plans set forth above and the Company’s policies.

The terms and conditions of employment set forth in this Employment Letter are contingent upon your signing the Company’s Employee Restrictive Covenants, Proprietary Information and Inventions Agreement attached hereto (“PIIA”) attached hereto as Exhibit A.

(1)  Confirm agreement name.

Notwithstanding anything to the contrary, your employment with the Company is AT WILL.  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company, subject only to any rights or obligations that may be required by the Severance Plan or PIIA, each as may be amended from time to time.  Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice, subject only to any rights and obligations that may be required by the Severance Plan or PIIA, as each may be amended from time to time.

In consideration for the benefits to be provided to you under this Employment Letter to which you are not currently entitled, by executing this Employment Letter, you hereby (a) accept the terms of employment outlined in this Employment Letter, (b) acknowledge and agree that this Employment Letter constitutes the entire agreement between the parties concerning your employment (except as otherwise may be set forth in the LTIP and any agreements entered into thereunder, the STIP, the Severance Plan, the PIIA or any Indemnification Agreement entered into between you and the Company (collectively, the “Remaining Agreements”)), and supersedes and terminates all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to its subject matters, except for the Remaining Agreements and (c) acknowledge and agree that any accelerated vesting of your existing LTIP awards that may be provided in the Severance Plan shall be deemed an amendment to the terms and conditions of such existing LTIP awards.  You agree that the Company has not made any promise or representation to you concerning this Employment Letter not expressed in this Employment Letter, and that, in signing this Employment Letter, you are not relying on any prior oral or written statement or representation by the Company, but are instead relying solely on your own judgment and the judgment of your legal and tax advisors, if any.

If you have any questions or need additional information, please feel free to contact me.

Sincerely,

[NAME]
[Title]

Accepted and agreed:

[NAME]
[DATE]